UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
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Securities Exchange Act of 1934 (Amendment No. )

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Nikola Corporation
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VOTE NOW: Nikola Urges Stockholders to Take Action and VOTE for Proposal 2!

•VOTING DEADLINE: 11:59 p.m., Eastern Time on July 17, 2022
•VOTE NOW by phone at (855) 935-2562, if in North America, or 1-(207) 607-7123, if international
•VOTE NOW online at www.proxyvote.com

PHOENIX – July 8, 2022 -- Nikola Corporation (Nasdaq: NKLA), a global leader in zero-emissions transportation and energy infrastructure solutions, encourages all stockholders to vote now FOR Proposal 2 before the 2022 Annual Meeting of Stockholders on July 18, 2022.

The time to VOTE is NOW. Every vote matters. Stockholders must VOTE by 11:59 p.m., Eastern Time, on July 17, 2022, for their vote to count. Do not wait to VOTE!

VOTE NOW - it is quick and simple:

•BY PHONE: Please call Alliance Advisors, Nikola's proxy solicitor, toll-free, at (855) 935-2562. International voters can call 1-(207) 607-7123. You can also contact Alliance Advisors if you have any questions about voting.
◦Retail investors, including individual stockholders who purchased shares through app-based brokers, should call the relevant number above.

•BY INTERNET: Vote at www.proxyvote.com using your control number by following the instructions shared by your broker, bank or other nominee.
◦If you are a Robinhood holder, you can vote your shares at www.proxypush.com and follow the instructions you have received.

Approving Proposal 2 is very important, as it will allow Nikola to increase the authorized number of shares of the Company’s common stock from 600 million to 800 million, which will provide Nikola flexibility to support the future growth and development of the business. Nikola stockholders have voted overwhelmingly in favor of Proposal 2. However, the Company is less than 2% short of the outstanding shares needed to be voted in favor for Proposal 2 to pass, so Nikola has adjourned the meeting to allow stockholders additional time to vote.

The 2022 Annual Meeting of Stockholders will be held virtually on Monday, July 18, 2022, at 2:00 p.m. Pacific Time. Nikola encourages all stockholders of record at the close of business on April 4, 2022, to vote their shares by 11:59 p.m., Eastern Time, on July 17, 2022, even if they no longer own them.

About Nikola Corporation
Nikola Corporation is globally transforming the transportation industry. As a designer and manufacturer of zero-emission battery-electric and hydrogen-electric vehicles, electric vehicle drivetrains, vehicle components, energy storage systems, and hydrogen station infrastructure, Nikola is driven to revolutionize the economic and environmental impact of commerce as we know it today. Founded in 2015, Nikola Corporation is headquartered in Phoenix, Arizona. For more information, visit www.nikolamotor.com or Twitter @nikolamotor.

INVESTOR INQUIRIES:
investors@nikolamotor.com

MEDIA INQUIRIES

Nicole Rose
nicole.rose@nikolamotor.com
480-660-6893

Colleen Robar
crobar@robarpr.com
313-207-5960